UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM 8-K

                              --------------------

                        Date of Report:  July 8, 2002
              (date of eariest event reported:  June 29, 2002)
                              --------------------

                        Commission File Number: 000-24331

                      Raintree Resorts International, Inc.
                     CR Resorts Capital S. de R.L. de C.V. *
             (Exact name of Registrant as Specified in its Charter)

                              --------------------

                Nevada                                       76-0549149
    (State or other jurisdiction                          (I.R.S. Employer
  of incorporation  or organization)                     Identification No.)


                         10000 Memorial Drive, Suite 480
                              Houston, Texas 77024
          (Address of principal executive offices, including zip code)

                                 (713) 613-2800
              (Registrant's telephone number, including area code)


     *CR Resorts Capital, S. de R.L. de C.V., a subsidiary of Raintree Resorts International, Inc., is a co-registrant, formed under the laws of the United Mexican States (Mexican tax identification number CRC 970811E5A).

                              --------------------
                                       1

Raintree Resorts International, Inc. (the "Company") reports that it has not paid its $6.1 million semi-annual Senior Notes interest payment due June 3, 2002, and that the 30 day payment grace period under the related Indenture, expired on July 3, 2002. The Senior Note's Trustee has notified the Company that the $94.5 million of outstanding Senior Notes have been accelerated and are immediately due and payable. The Company currently expects to meet with the Senior Note holders this week to discuss the restructuring of the Senior Notes or other possible solutions to the Company's high level of leverage, including the possible sale of certain assets.

As previously disclosed, the Company signed a letter agreement with Mego Financial Corp. d/b/a Leisure Industries Corporation ("Leisure") pursuant to which Leisure would acquire certain Raintree subsidiaries and businesses, through a series of transactions, whereby the Company would ultimately become a subsidiary of Leisure. The letter agreement expired on June 20, 2002; however the parties continue to proceed with efforts to determine whether the first part of the transaction or portions thereof may be completed in July 2002. In connection with the contemplated Leisure transaction, the Company would have funds to enable it to meet its $6.1 million semi-annual interest payment that was due as of June 3, 2002, and additional working capital. As contemplated, Leisure would then assist the Company in securitizing its receivables and restructuring a portion of the Senior Notes, which would reduce future interest payments. At the present time, due to the failure to close prior to the end of the grace period for the interest payment due June 3, 2002 on the Senior Notes and the subsequent acceleration of the Senior Notes, there is no assurance that any part of these transactions will be completed.

The Company's loan agreements for receivables hypothecation with FINOVA Capital Corporation ("FINOVA"), Textron Financial Corporation and Resorts Condominiums International, LLC (collectively, the "Lenders") contain provisions, which, as a result of the nonpayment of the interest on the Senior Notes, give the Lenders the right to declare their respective loans immediately due and payable. At June 30, 2002, the Company had approximately $39.5 million of debt outstanding under loans to these lenders. The Company has been in discussions with these lenders regarding the Leisure transaction and the planned payment of interest on the Senior Notes due June 3, 2002 and payment of other obligations as well as the anticipated as well as the anticipated July discussions with the Senior Note holders discussed above.

Additionally, the Company's U.S. timeshare joint venture, The Teton Club LLC, has outstanding development and receivables loans from FINOVA, which matured June 29, 2002. The Teton Club, at June 30, 2002, had approximately $12.4 million of debt outstanding under the development loan and approximately $7.7 million under the receivables loan from Finova. As part of the Teton Club-FINOVA loan agreement, the Company is directly obligated for 25% of the Teton Club's loans not repaid. Under the Leisure transaction discussed above, it has been contemplated that Leisure would assist Raintree in obtaining replacement financing for the current Teton Club-FINOVA debt outstanding. In the event that the transaction with Leisure with respect to the Teton Club does not occur, the Company intends to pursue other alternatives but there is no assurance that these will be successful. However, there is no assurance that any of these alternatives will be successful. In any event, FINOVA has notified the Company that the loans described above are now past due and the default rate of interest is now in effect.

There can be no assurance at this time that the actions discussed above will be achieved and the Company seeking other alternatives. Furthermore, on June 28, 2002, the Company caused its wholly owned subsidiary, Raintree U.S Holdings, LLC, the direct parent of Raintree North America Resorts, Inc., to file bankruptcy in federal bankruptcy court in Houston, Texas due to debts owed by it to affiliates of the Company and to the Company. The Company believes that it will be able to secure an appropriate plan of restructuring for this subsidiary and that no operations of the Company are interrupted at this time. The Company will seek to secure a plan of restructuring with its creditors without requiring a filing under bankruptcy laws in the United States or in Mexico, but there is no assurance that it will be able to do so and it may be required to seek protection under applicable bankruptcy laws.

The Company has also reduced the number of personnel employed in its Houston office to be effective as of the end of July from 10 to six and placed another employee on a leave of absence. The Company expects to make other overhead reductions as promptly as possible in its Mexican operations and to seek to outsource certain management or administrative functions. The recent reductions include the Company's Executive Vice President in charge of acquisitions and developments, who has agreed to a leave of absence, and a Senior Vice President in charge of new resort developments. The Company will review its other activities to seek to reduce other operating costs while it pursues a restructuring plan with its Senior Noteholders and other creditors.